As filed with the Securities and Exchange Commission on January 24, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Independence Realty Trust, Inc.

(Exact Name of Registrant as Specified in Governing Instruments)

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

(215) 243-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott F. Schaeffer

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

(215) 243-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

J. Baur Whittlesey Mark E. Rosenstein Ledgewood, P.C. 1900 Market Street Philadelphia, Pennsylvania 19103 Telephone: (215) 731-9450 Facsimile: (215) 735-2513	Daniel M. LeBey David S. Freed Hunton & Williams LLP 200 Park Avenue New York, New York 10166 Telephone: (212) 309-1000 Facsimile: (212) 309-1100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒

File No. 333-192403

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	575,000	$8.30	$4,772,500	$615

(1)	Includes shares of common stock issuable pursuant to the exercise of the underwriters’ option to purchase additional shares. The registrant previously registered 7,475,000 shares of common stock with a proposed maximum aggregate offering price of $65,705,250 on a registration statement on Form S-11 (File No. 333-192403), as amended, (the “January 2014 Registration Statement”), which registration statement was declared effective January 23, 2014, for which a registration fee of $8,463 was previously paid.
(2)	Based on the public offering price of the common stock being offered and sold by the registrant pursuant to the January 2014 Registration Statement and this registration statement.
(3)	Pursuant to Rule 457(p) under the Securities Act, filing fees aggregating $61,101 have already been paid with respect to unsold securities registered pursuant to a registration statement on Form S-11 (File No. 333-160093) and were carried forward in connection with the filing of a registration statement Form S-11 (File No. 333-188577) (the “First Registration Statement”). Pursuant to the filing of the First Registration Statement, the registrant previously registered shares of common stock for which a filing fee of $6,902 was due, all of which was offset against the registration fee previously paid. Pursuant to the filing of the January 2014 Registration Statement, the registrant previously registered shares of common stock for which a filing fee of $8,463 was due, all of which was offset against the registration fee previously paid. Pursuant to Rule 457(p) under the Securities Act, the balance of these filing fees already paid, $45,736, is being carried forward. As a result, the filing fee of $615 is being offset against the registration fee previously paid by the registrant.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction G of Form S-11 to register an additional 575,000 shares of common stock of Independence Realty Trust, Inc. (the “Company”) having a maximum aggregate offering price of $4,772,500. This Registration Statement relates to the Registration Statement on Form S-11 (Reg. No. 333-192403) filed by the Company, which was declared effective on January 23, 2014 (the “January 2014 Registration Statement”). The contents of the January 2014 Registration Statement, including the prospectus included therein and the exhibits thereto, are incorporated herein by reference.

The required opinions and consents are listed on the Exhibit Index attached hereto and are filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, in the Commonwealth of Pennsylvania, on this 24th day of January, 2014.

Independence Realty Trust, Inc.

By:	/S/ JAMES J. SEBRA
James J. Sebra
Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date

* Scott F. Schaeffer	Chief Executive Officer, President and Chairman of the Board (Principal Executive Officer)	January 24, 2014

/S/ JAMES J. SEBRA James J. Sebra	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	January 24, 2014

* William C. Dunkelberg	Independent Director	January 24, 2014

* Robert F. McCadden	Independent Director	January 24, 2014

* DeForest B. Soaries, Jr.	Independent Director	January 24, 2014

*	James J. Sebra, by signing his name hereto, does hereby sign this document on behalf of each of the above-named persons pursuant to powers of attorney duly executed by such persons.

By:	/s/ JAMES J. SEBRA
Name:	James J. Sebra Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Venable LLP as to the legality of the securities being registered

8.1	Opinion of Ledgewood, P.C. as to tax matters

23.1	Consent of Grant Thornton LLP

23.2	Consent of Grant Thornton LLP

23.3	Consent of McGladrey LLP

23.4	Consent of Venable LLP (included in Exhibit 5.1)

23.5	Consent of Ledgewood, P.C. (included in Exhibit 8.1)

24.1	Power of Attorney *

*	Filed as Exhibit 24.1 to the Registrant’s Registration Statement on Form S-11, as amended (File No. 333-192403), filed on November 19, 2013.